Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD EXPANDS MANAGEMENT TEAM WITH HIRING OF MARK H. BLINCOE

AS CHIEF ADMINISTRATIVE OFFICER

Newport Beach, CA – June 24, 2004 – American Vanguard Corporation (AMEX: AVD), today announced that it expanded the Company’s management team with the hiring of Mark H. Blincoe as Chief Administrative Officer, effective immediately.

In the newly created position at American Vanguard, Mr. Blincoe will manage human resources and IT, conduct strategic and financial analysis of various departments, and enhance and oversee the Company’s internal control system.

Mr. Blincoe brings to American Vanguard 25 years of experience in strategic planning, business development, mergers and acquisitions, IT and accounts and controls. From 1980 – 1998, he held various positions at Atlantic Richfield Company (ARCO) including Controller of ARCO Alaska, where he was responsible for accounting, budgeting, internal control, audits and cost analysis and Manager – Strategic Planning, where he led the strategic planning effort of a $2 billion coal division. From 1998 – 2001, Mr. Blincoe served as Vice President of Finance and Control for Prestige Stations, Inc., which operates company-owned gas stations and convenience stores. Most recently, from 2001-2003, Mr. Blincoe served as President of PayPoint Electronic Payment Systems, Inc., an information technology-based unit of British Petroleum, where he was responsible for P&Ls, operations and customer relations. In 2002, Mr. Blincoe led a divestment team that successfully sold PayPoint to First Data Corporation. Mr. Blincoe received his bachelor’s degree in Economics at Stanford University and his MBA in Finance from UCLA.

Eric Wintemute, President and CEO of American Vanguard, commented, “I am very pleased to welcome Mark to American Vanguard. We are expanding and strengthening our management team as a result of our Company’s continued growth, increased complexity stemming from new product lines, and the greater demands of being a public company. I am confident that Mark’s background in strategic planning, information technology, management and financial analysis will be extremely valuable to our organization. We look forward to Mark’s contributions to American Vanguard.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of Business Week’s Hot Growth Companies (#94), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26) and Forbes’ Hot Shots: 200 Up and Coming Companies (#23). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

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